                                                      EXHIBIT 99

News release                                          Anthem, Inc.
                                                      120  Monument Circle
                                                      Indianapolis, IN  46204
                                                      Tel  317 488-6390
                                                      Fax  317 488-6460

                                                      Anthem/R/


     Anthem Reports Strong Results for the Fourth Quarter and Full Year 2002

     .    Same-store enrollment grew by 621,000 members, or 8 percent, during
          2002

     .    Same-store operating gain increased by 46 percent in the quarter

     .    Same-store operating margin reached 5.2 percent in the quarter

     . Adjusted net earnings for 2002 increased 30 percent, to $4.12 per share

     . Cash flow from operations of nearly $1 billion in 2002 was 1.8 times net income

     .    Board authorized a new $500 million share repurchase program

     . Expectations for 2003 earnings increased by $0.10, to $4.75 - $4.85 per share


Indianapolis, IN - February 2, 2003 - Anthem, Inc. (NYSE: ATH) today reported that net income for the fourth quarter of 2002 increased 96 percent, to $171.9 million, or $1.19 per share, compared with net income of $87.7 million, or $0.85 per share, for the fourth quarter of 2001. Excluding net realized gains and other non-recurring items in both periods, and on a FAS 142 comparable basis, net income for the fourth quarter of 2002 increased 57% to $160.9 million, or $1.12 per share, compared with net income of $102.7 million, or $0.99 per share, for the fourth quarter of 2001.

Net income for full year 2002 increased 60 percent, to $549.1 million, or $4.51 per share, compared with net income of $342.2 million, or $3.30 per share, in 2001. Excluding net realized gains and other non-recurring items in both periods, and on a FAS 142 comparable basis, net income for full year 2002 increased 53% to $502.1 million, or $4.12 per share, compared with $329.2 million, or $3.17 per share, in 2001.

"As I look back at the objectives we established for 2002, I am pleased to report that solid execution by all of our business units resulted in performance exceeding our own expectations for the year. In our first full year as a public company we have been able to demonstrate that adherence to a sound business strategy which focuses on the needs of our customers allows us to produce value both for our customers and for our shareholders," said Larry C. Glasscock, president and chief executive officer of Anthem, Inc.

 "We believe our continued membership growth and strong customer retention results from our ability to respond to market demands with new products and distinctive service," added Glasscock.

                             Consolidated Highlights

..    Membership: Medical enrollment reached almost 11.1 million members at
     December 31, 2002, representing a 40 percent increase compared with 2001, or 8 percent excluding the acquisition of Trigon. In addition to membership growth from the acquisition, enrollment gains were primarily due to growth in National Accounts and Individual businesses, coupled with strong membership retention in all segments.

..    Operating Revenue: Operating revenue increased 50 percent in the fourth quarter, to $3.9 billion, compared with the fourth quarter of 2001. The growth was primarily attributable to the acquisition of Trigon, disciplined pricing, and solid membership growth across each line of business. Excluding the impact of the acquisition, operating revenue grew by 16 percent, to $3.0 billion, in the fourth quarter. Operating revenue reached $13.0 billion for the full year 2002.

..    Operating Margin: Operating margin of 5.8 percent in the fourth quarter was another record for the company, as operating gain increased 111 percent, to $225.8 million, compared with the fourth quarter of 2001. All core operating segments contributed positively to the earnings growth for the quarter. Excluding results from the Trigon acquisition, operating margin reached 5.2 percent and operating gain increased 46 percent over the prior year's fourth quarter. For the full year 2002, operating margin reached 5.0 percent, or 4.6 percent, excluding results from the Trigon acquisition. Results in both periods were driven primarily by disciplined pricing, lower than anticipated medical costs, and profitable enrollment growth, with Local Large Group, Small Group, and Individual businesses contributing most significantly to the earnings improvement.

..    Benefit Expense: The benefit expense ratio improved by 180 basis points in the fourth quarter, to 80.9 percent, compared with 82.7 percent in the fourth quarter of 2001. The improvement was primarily due to lower than anticipated medical cost trends. For full year 2002 the ratio improved by 210 basis points, to 82.4 percent.

..    Price and Cost Trends: Commercial premium yields increased by approximately
     14 percent, while commercial medical costs increased by approximately 12 percent during the 12-month period ended December 31, 2002. Medical costs were driven primarily by increased member utilization of physician services and outpatient facility care.

..    Administrative Expense: The administrative expense ratio in the fourth quarter was 19.8 percent, compared with 20.1 percent in the fourth quarter of 2001. The 30 basis point improvement reflected disciplined focus on optimizing administrative expenses over a larger membership base. Partially offsetting this improvement was higher incentive compensation associated with above targeted results, reclassified expenses associated with a service contract of AdminaStar Federal, and expenses associated with the dissolution of a small Midwest-based joint venture. Excluding these three items, totaling $36.7 million, the ratio was 18.9 percent, a 120 basis point improvement from the fourth quarter of 2001.

..    For the full year 2002, the administrative expense ratio was 19.3 percent, an improvement of 30 basis points compared with 19.6 percent in 2001. The ratio improved by 120 basis points, to 18.4 percent, in 2002, excluding certain items totaling $126.9 million. These items included additional premium tax expenses in the state of Ohio and a reduction in the carrying value of the Company's investment in MedUnite, which were reported in the third quarter of 2002, as well as the items described above for the fourth quarter of 2002.

..    Cash Flow: Cash flow from operations reached $367.2 million in the quarter.
     Cash flow for full year 2002 was $991.1 million, or 1.8 times net income.

..    Days in Claims Payable: Days in claims payable declined by 4.0 days, to
     57.0 days, compared with September 30, 2002. Approximately half of the decline was associated with a reclass from incurred but not reported (IBNR) reserves to other policyholder liabilities for certain case-specific reserves. The remaining decline was driven primarily by lower than anticipated medical cost trends and system improvements that have led to more efficient claims processing. Additionally, providers have increased their utilization of electronic claim filing, which has contributed to faster adjudication of claims. Additional information illustrating the adequacy of reserves has been provided on page 8 of this release.

..    Share Repurchase Program: During the quarter, 2.4 million shares were repurchased for $147 million at an average price of $61.27. During 2002, a total of 4.1 million shares were repurchased for $256 million at an average price of $62.17.

..    On January 27, 2003, Anthem's Board of Directors approved a new share repurchase program authorizing the investment of up to $500 million to purchase additional shares, subject to business and market conditions, over a two-year period.

               Operating Segment Highlights - Fourth Quarter 2002

Midwest Segment Highlights

The Midwest segment is comprised of health benefit and related business for members in Indiana, Kentucky and Ohio.


                                 Three Months Ended                  Twelve Months Ended
($ in Millions)                     December 31                         December 31
                        ----------------------------------      ---------------------------------
                              2002         2001     Change           2002      2001     Change
                              ----         ----     ------           ----      ----     ------
Operating Revenue          $1,570.0     $1,332.0        18%       $6,051.4  $5,093.0        19%
Operating Gain                $88.7        $42.2       110%         $271.6    $161.5        68%
Operating Margin               5.6%         3.2%     240 bp           4.5%      3.2%     130 bp
Membership (in 000s)          5,234        4,854         8%


..    Operating gain was more than double the prior year's fourth quarter. The improvement was driven primarily by disciplined pricing and lower than anticipated medical costs. Small Group and Individual businesses contributed most significantly to the growth in earnings.

..    Enrollment increased by 380,000 members, or 8 percent, compared with
     December 31, 2001, primarily due to membership gains in National and Individual businesses.


East Segment Highlights

The East segment is comprised of health benefit and related business for members in Connecticut, New Hampshire and Maine.


                                 Three Months Ended                 Twelve Months Ended
($ in Millions)                     December 31                        December 31
                        ---------------------------------   ---------------------------------
                           2002       2001     Change         2002         2001      Change
                           ----       ----     ------         ----         ----      ------
Operating Revenue       $1,093.6     $967.5      13%        $4,151.5     $3,667.3      13%
Operating Gain             $66.1      $50.1      32%          $222.9       $128.8      73%
Operating Margin            6.0%       5.2%    80 bp            5.4%         3.5%   190 bp
Membership (in 000s)       2,434      2,260       8%

..    Operating gain improved 32 percent compared with the fourth quarter of
     2001, as the segment reached another record-high operating margin, at 6.0 percent. The improvement was primarily driven by disciplined pricing and particularly strong results in Individual business.

..    Membership increased by 8 percent since December 31, 2001, primarily due to growth in National Accounts.

West Segment Highlights

The West segment is comprised of health benefit and related business for members in Colorado and Nevada.


                             Three Months Ended      Twelve Months Ended
     ($ in Millions)            December 31              December 31
                           ----------------------   ----------------------
                             2002    2001  Change     2002    2001  Change
                             ----    ----  ------     ----    ----  ------
     Operating Revenue     $237.5  $206.1     15%   $920.1  $774.4     19%
     Operating Gain         $25.4    $9.8    159%    $74.7   $20.1    272%
     Operating Margin       10.7%    4.8%  590 bp     8.1%    2.6%  550 bp
     Membership (in 000s)     836     769      9%

..    Operating gain improved by $15.6 million compared with the fourth quarter of 2001. The increase was primarily due to pricing discipline and lower than anticipated medical costs. The Local Large Group business contributed most significantly to the growth in earnings.

..    Membership increased 9 percent compared with December 31, 2001, primarily due to growth in National Accounts and Individual businesses.

Southeast Segment Highlights

On July 31, 2002 Anthem acquired Trigon Healthcare, Inc., establishing a new geographic segment, the Southeast. The results of operations since its purchase are included in consolidated results. The Southeast segment is comprised of health benefit and related business for members in Virginia, excluding the Northern Virginia suburbs of Washington, D.C.

                                 Three Months Ended    Five Months Ended
     ($ in Millions)                December 31           December 31
                              ----------------------   -----------------
                                2002   2001*  Change           2002
                                ----   -----  ------           ----
     Operating Revenue        $894.4  $780.1     15%       $1,467.9
     Operating Gain            $69.7   $36.2     93%         $116.0
     Operating Margin           7.8%    4.6%  320 bp           7.9%
     Membership (in 000s)      2,549   2,406      6%

   *Represents pre-merger results, reclassified to Anthem's presentation format, which are shown for comparative purposes only.

..    If Anthem had owned Trigon for the three months ended December 2001, operating gain in the fourth quarter of 2002 would have represented a 93 percent improvement over results for the prior year's fourth quarter. On the same basis, operating margin would have improved by 320 basis points, compared with 4.6 percent in the prior year. The combination of disciplined pricing and lower than anticipated medical costs contributed to the growth in operating gain. Small and Local Large Group businesses contributed most significantly to the improvement.

..    Including the seven months prior to the acquisition, enrollment increased by 6 percent, driven largely by growth in National Accounts.

Specialty Segment Highlights

The Specialty segment includes pharmacy benefit management, group life, dental, behavioral health, and vision operations of the company.

                              Three Months Ended        Twelve Months Ended
     ($ in Millions)              December 31               December 31
                           -----------------------    ----------------------
                             2002    2001   Change      2002    2001  Change
                             ----    ----   ------      ----    ----  ------
     Operating Revenue     $140.5  $110.3      27%    $523.5  $396.1     32%
     Operating Gain         $12.1    $7.9      53%     $50.7   $32.9     54%
     Operating Margin        8.6%    7.2%   140 bp      9.7%    8.3%  140 bp

..    Operating gain increased 53 percent compared with the fourth quarter of
     2001, primarily due to increased mail order prescription volume and margin expansion from increased generic drug penetration at Anthem Prescription Management (APM). Improved results in the life businesses also contributed to the growth, which was modestly offset by start-up and integration expenses associated with the behavioral health, vision and dental operations.

..    Mail order prescription volume exceeded 636,500 scripts, increasing 24 percent compared with the prior year's quarter.

..    APM membership exceeded 4.7 million at December 31, 2002, a 14 percent increase over 2001.

Other Segment Highlights

The Other segment includes AdminaStar Federal, a subsidiary that administers Medicare programs, and Anthem Alliance, a subsidiary that provided health benefits and administration for retired military enrollees and their dependents in the TRICARE program, until the TRICARE operations were sold on May 31, 2001. The segment also includes inter-segment revenue and expense eliminations and corporate expenses not allocated to operating segments.

                           Three Months Ended          Twelve Months Ended
     ($ in Millions)           December 31                 December 31
                         ----------------------      ----------------------
                            2002   2001  Change      2002    2001    Change
                            ----   ----  ------      ----    ----    ------

     Operating Loss      ($36.2) ($2.9)      -       ($91.4) ($23.8)      -

..    Operating loss was higher in the fourth quarter of 2002 compared with the same period in 2001, primarily due to higher unallocated technology and corporate office expenses, including the higher incentive compensation expenses associated with above targeted results.

                                Earnings Outlook

..    Anthem raised its adjusted earnings expectations for full year 2003 to
     $4.75 to $4.85 per share, from $4.65 to $4.75 per share, based on 143 to 145 million weighted average shares.

..    The Company's earnings in the first quarter of 2003 are expected to reach
     $1.00 to $1.05 per share based on 142 to 144 million weighted average shares. These results are expected to reflect normal seasonality compared with fourth quarter 2002 results.

--------------------------------------------------------------------------------

Anthem's Basis of Presentation

1.   All earnings per share amounts are on a diluted basis.

2. Earnings per share calculations for the current quarter were based on 144.2 million diluted shares.

3. Adjusted earnings are defined as net income, excluding realized gains or losses on investments and other non-recurring items identified on the financial statements.

4. Adjusted earnings per share in the fourth quarter of 2002 increased to $1.12, excluding $0.07 per share for realized gains on investments. These results increased 13 percent compared with adjusted earnings of $0.99 per share in the prior year's fourth quarter. Last year's adjusted earnings of $0.99 per share excluded $0.10 per share for demutualization expenses, and $0.04 per share for goodwill amortization that is not expensed after December 31, 2001, in accordance with FAS 142. Refer to the financial statements for a reconciliation of these adjustments.

5. Adjusted earnings per share for full year 2002 increased to $4.12, excluding $0.17 per share for realized gains on investments and $0.22 in favorable non-recurring federal income tax benefits associated with a reduction in the Company's tax valuation allowance during third quarter. These results increased 30 percent compared with adjusted earnings of $3.17 per share in 2001. Last year's earnings of $3.17 per share excluded $0.38 per share for realized gains on investments, $0.16 per share for the gain on sale of our TRICARE operations, $0.27 per share for demutualization expenses, and $0.14 per share for goodwill amortization that is not expensed after December 31, 2001, in accordance with FAS 142. Refer to the financial statements for a reconciliation of these adjustments.

6. Operating revenue is defined as premiums plus administrative fees and other revenue.

7. Operating revenue and premium equivalents is a measure of the volume of business commonly used in the health benefits industry to allow for a comparison of operating efficiency among companies. It is obtained by adding to premiums, administrative fees, other revenue and the amount of claims attributable to non-Medicare, self-funded health business where we provide a complete array of customers service, claims administration and billing and enrollment services.

8. Operating gain is defined as operating revenue less benefit expense and administrative expense. Net investment income, net realized gains on investments, interest expense, amortization of goodwill and other intangible assets, demutualization expenses, gain/loss on the sale of subsidiary operations, income tax expense, and minority interest are not included.

9. Consistent with Financial Accounting Standard (FAS) 142, "Goodwill and Other Intangible Assets", goodwill has not been amortized as an expense after December 31, 2001.

10. On July 31, 2002 Anthem acquired Trigon Healthcare, Inc., creating a new Southeast segment. Results of operations since the purchase date have been included in consolidated results.

11. Historical financial results and membership for the Southeast segment have been reclassified into a reporting format consistent with Anthem's presentation style and can be found at www.anthem.com.

About Anthem

Anthem, Inc. is an Indiana-domiciled publicly traded company that, through its subsidiary companies, provides health care benefits to more than 11 million people. Anthem is the fifth largest publicly traded health benefits company in the United States and is the Blue Cross and Blue Shield licensee for Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Maine, Colorado, Nevada and Virginia, excluding the Northern Virginia suburbs of Washington, D.C. As of December 31, 2002, Anthem had assets of $12.3 billion and full year 2002 operating revenue was $13.0 billion. More information about Anthem is available at www.anthem.com.

Conference Call and Webcast

The investment community and general public are invited to participate in a joint conference call and live webcast that will be held on Monday, February 3, 2003, at 8:00 a.m. Eastern Standard Time (EST). The conference call can be accessed at Anthem's web site, www.anthem.com under Investor Relations. Please visit the website at least 15 minutes in advance.


Safe Harbor Statement Under the
Private Securities Litigation Reform Act of 1995

This press release contains certain forward-looking information about Anthem, Inc. ("Anthem"), that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as "expect(s)", "feel(s)", "believe(s)", "will", "may", "anticipate(s)" and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of Anthem, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in public filings with the Securities and Exchange Commission ("SEC") made by Anthem; trends in health care costs and utilization rates; our ability to secure sufficient premium rate increases; competitor pricing below market trends of increasing costs; increased government regulation of health benefits and managed care; significant acquisitions or divestitures by major competitors; introduction and utilization of new prescription drugs and technology; a downgrade in our financial strength ratings; litigation targeted at health benefits companies; our ability to contract with providers consistent with past practice; our ability to achieve expected synergies and operating efficiencies in our acquisition of Trigon Healthcare, Inc. ("Trigon") and to successfully integrate our operations; and general economic downturns. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Anthem does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. You are also urged to carefully review and consider the various disclosures in Anthem's various SEC filings, including but not limited to the registration statement on Form S-3, filed by Anthem on December 18, 2002, Anthem's Annual Report on Form 10-K for the year ended December 31, 2001, and Anthem's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002.



Contacts:   Investor Relations               Media
            Tami Durle, 317-488-6390         Lauren Green-Caldwell, 317-488-6321
            tami.durle@anthem.com            lauren.green-caldwell@anthem.com

                                  Anthem, Inc.
                               Membership Summary

                                                                                 % Change
                                                                           ---------------------
(In Thousands)                Total                 Same Store                Total   Same Store
                           Dec. 31,        Trigon     Dec. 31,  Dec. 31,   Dec. 31,     Dec. 31,
Customer Type                  2002   Acquisition         2002      2001       2001         2001
                           ---------------------------------------------------------------------
Local Large Group             3,867           971        2,896     2,827        37%           2%
Small Group                   1,168           340          828       813        44%           2%
Individual                    1,084           289          795       701        55%          13%
National Accounts/1/          3,951           656        3,295     2,903        36%          14%
Medicare + Choice               103            -           103        97         6%           6%
Federal Employee Program        677           227          450       423        60%           6%
Medicaid                        203            66          137       119        71%          15%
                           ----------------------------------------------
Total                        11,053         2,549        8,504     7,883        40%           8%
                           ==============================================

Funding Arrangement
Self-Funded                   5,617         1,166        4,451     4,052        39%          10%
Fully Insured                 5,436         1,383        4,053     3,831        42%           6%
                           ----------------------------------------------
Total                        11,053         2,549        8,504     7,883        40%           8%
                           ==============================================


/1/Includes 2,419 BlueCard members as of December 31, 2002 (including 325 from the Trigon acquisition) and 1,626 as of December 31, 2001.

--------------------------------------------------------------------------------

                                  Anthem, Inc.
            Reconciliation of Unpaid Life, Accident and Health Claims

($ In Millions)

                                                                2002        2001         2000
                                                             ---------------------------------
Balances at January 1, net of reinsurance                     $1,352.7   $ 1,382.1    $1,052.6

Business purchases (divestitures)                                379.4      (139.1)      113.9

Incurred related to:
  Current year                                                 9,965.1     7,843.1     6,593.6
  Prior year (redundancies)                                     (150.7)      (96.4)      (60.1)
                                                             ---------------------------------
Total incurred                                                 9,814.4     7,746.7     6,533.5
                                                             ---------------------------------
Paid related to:
  Current year                                                 8,396.4     6,521.5     5,361.9
  Prior years                                                  1,328.9     1,115.5       956.0
                                                             ---------------------------------
Total paid                                                     9,725.3     7,637.0     6,317.9
                                                             ---------------------------------
Balances at December 31, net of reinsurance                    1,821.2     1,352.7     1,382.1
Reinsurance recoverables at December 31                            4.8         7.6        29.0
                                                             ---------------------------------
Reserve gross of reinsurance recoverables on
  unpaid claims at December 31                                $1,826.0    $1,360.3    $1,411.1
                                                             =================================

Current year paid as a percent of current year incurred          84.3%       83.1%       81.3%

Prior year incurred redundancies in the current period as a
percent of prior year incurred claims                             1.9%        1.5%        1.3%

Amounts incurred related to prior years vary from previously estimated liabilities as the claims are ultimately settled. Negative amounts reported for incurred related to prior years resulted from claims being settled for amounts less than originally estimated.

                                  Anthem, Inc.
                        Consolidated Statements of Income

($ In Millions, Except Per Share Data)                               Three Months Ended
                                                                        December 31
                                                                 ----------------------------------------------
                                                                     2002          2001            % Change
                                                                 ---------------------------

Operating revenue and premium equivalents                          $5,529.7      $3,628.8             52%
                                                                 ===========================

Premiums                                                           $3,588.1      $2,378.7             51%
Administrative fees                                                   287.4         195.3             47%
Other revenue                                                          24.8          20.4             22%
                                                                 ---------------------------
   Total operating revenue                                          3,900.3       2,594.4             50%

Benefit expense                                                     2,901.6       1,967.1             48%
Administrative expense                                                772.9         520.2             49%
                                                                 ---------------------------
   Total operating expense                                          3,674.5       2,487.3             48%
                                                                 ---------------------------

Operating gain                                                        225.8         107.1            111%

Net investment income                                                  73.2          68.2              7%
Net realized gains (losses) on investments                             17.2          (0.4)             -
Loss on sale of subsidiary operations                                  (0.3)           -               -
Interest expense                                                       33.1          18.4             80%
Amortization of goodwill and other intangible assets                   13.4           7.7             74%
Demutualization expenses                                                 -           11.0              -
                                                                 ---------------------------

Income before income taxes and minority interest                      269.4         137.8             96%

Income taxes                                                           96.3          50.2             92%
Minority interest                                                       1.2          (0.1)             -
                                                                 ---------------------------

Net income                                                         $  171.9      $   87.7             96%
                                                                 ===========================

  Less: net realized gains (losses) on investments (net of tax)        11.2          (0.3)             -
  Less: loss on sale of subsidiary operations (net of tax)             (0.2)           -               -
  Add: demutualization expenses                                          -           11.0              -
  Add: pre-FAS 142 amortization (net of tax)                             -            3.7              -
                                                                 ---------------------------

Adjusted net income                                                $  160.9      $  102.7             57%
                                                                 ===========================

Diluted per share data:
  Net income                                                          $1.19      $   0.85             40%
  Less: net realized gains on investments (net of tax)                 0.07            -               -
  Less: loss on sale of subsidiary operations (net of tax)               -             -               -
  Add: demutualization expenses                                          -           0.10              -
  Add: pre-FAS 142 amortization (net of tax)                             -           0.04              -
                                                                 ---------------------------

Adjusted net income per share                                      $   1.12      $   0.99             13%
                                                                 ===========================

Diluted shares (in millions)                                          144.2         103.8             39%
                                                                 ===========================

Benefit expense ratio                                                  80.9%         82.7%          (180) bp
Administrative expense ratio calculated using total
   operating revenue                                                   19.8%         20.1%           (30) bp
Operating margin                                                        5.8%          4.1%           170  bp

                                  Anthem, Inc.
                        Consolidated Statements of Income

($ In Millions, Except Per Share Data)                                 Twelve Months Ended
                                                                           December 31
                                                                   ----------------------------------------------
                                                                       2002          2001            % Change
                                                                   ----------------------------

Operating revenue and premium equivalents                           $18,261.5     $14,057.4              30%
                                                                   ============================

Premiums                                                            $11,941.0     $ 9,244.8              29%
Administrative fees                                                     962.2         817.3              18%
Other revenue                                                            87.3          58.2              50%
                                                                   ----------------------------
   Total operating revenue                                           12,990.5      10,120.3              28%

Benefit expense                                                       9,839.4       7,814.7              26%
Administrative expense                                                2,506.6       1,986.1              26%
                                                                   ----------------------------
   Total operating expense                                           12,346.0       9,800.8              26%
                                                                   ----------------------------

Operating gain                                                          644.5         319.5             102%

Net investment income                                                   260.7         238.6               9%
Net realized gains on investments                                        30.4          60.8             (50%)
Gain on sale of subsidiary operations                                     0.7          25.0             (97%)
Interest expense                                                         98.5          60.2              64%
Amortization of goodwill and other intangible assets                     30.2          31.5              (4%)
Demutualization expenses                                                  -            27.6               -
                                                                   ----------------------------

Income before income taxes and minority interest                        807.6         524.6              54%

Income taxes                                                            255.2         183.4              39%
Minority interest (credit)                                                3.3          (1.0)              -
                                                                   ----------------------------

Net income                                                          $   549.1     $   342.2              60%
                                                                   ============================

   Less: net realized gains on investments (net of tax)                  19.8          39.4             (50%)
   Less: gain on sale of subsidiary operations (net of tax)               0.4          16.3             (98%)
   Less: tax valuation allowance adjustment                              26.8           -                 -
   Add: demutualization expenses                                          -            27.6               -
   Add: pre-FAS 142 amortization (net of tax)                             -            15.1               -
                                                                   ---------------------------

Adjusted net income                                                 $   502.1     $   329.2              53%
                                                                   ===========================

Diluted per share data:
   Net income                                                       $    4.51     $    3.30              37%
   Less: net realized gain on investments (net of tax)                   0.17          0.38             (55%)
   Less: gain on sale of subsidiary operations (net of tax)               -            0.16               -
   Less: tax valuation allowance adjustment                              0.22           -                 -
   Add: demutualization expenses                                          -            0.27               -
   Add: pre-FAS 142 amortization (net of tax)                             -            0.14               -
                                                                   ----------------------------

Adjusted net income per share                                       $    4.12     $    3.17              30%
                                                                   ============================

Diluted shares (in millions)                                            121.8         103.8              17%
                                                                   ============================

Benefit expense ratio                                                    82.4%         84.5%           (210) bp
Administrative expense ratio calculated using total                      19.3%         19.6%            (30) bp
  operating revenue
Operating margin                                                          5.0%          3.2%            180 bp

                                  Anthem, Inc.
                           Consolidated Balance Sheets

                                                              December 31
                                                       ------------------------
($ In Millions)                                           2002          2001
                                                       ------------------------

Assets

Current assets:

   Investments available-for-sale, at fair value       $ 5,948.1      $4,071.8
   Cash and cash equivalents                               694.9         406.4
   Receivables, net                                      1,161.5         790.5
   Other current assets                                     72.0          31.2
                                                       ------------------------
Total current assets                                     7,876.5       5,299.9

Property and equipment                                     537.4         402.3
Goodwill and other intangible assets                     3,759.5         467.4
Other noncurrent assets                                    119.7         107.0
                                                       ------------------------
Total assets                                           $12,293.1      $6,276.6
                                                       ========================

Liabilities and shareholders' equity

Liabilities

Current liabilities:

  Policy liabilities:
    Unpaid life, accident and health claims            $ 1,826.0      $1,360.3
    Future policy benefits                                 344.7         247.9
    Other policyholder liabilities                         497.3         243.7
                                                       ------------------------
  Total policy liabilities                               2,668.0       1,851.9
  Unearned income                                          326.6         199.2
  Accounts payable and accrued expenses                    471.8         331.0
  Bank overdrafts                                          357.9         310.7
  Income taxes payable                                     109.8          52.4
  Other current liabilities                                514.8         231.4
                                                       ------------------------
Total current liabilities                                4,448.9       2,976.6

Long term debt, less current portion                     1,659.4         818.0
Retirement benefits                                         50.6          96.1
Deferred income taxes                                      389.9          55.2
Other noncurrent liabilities                               382.0         270.7
                                                       ------------------------
Total liabilities                                        6,930.8       4,216.6

Shareholders' equity

Common stock                                                 1.4           1.1
Additional paid in capital                               4,762.2       1,960.8
Retained earnings                                          481.3          55.7
Unearned restricted stock compensation                      (5.3)          -
Accumulated other comprehensive income                     122.7          42.4
                                                       ------------------------
Total shareholders' equity                               5,362.3       2,060.0
                                                       ------------------------
Total liabilities and shareholders' equity             $12,293.1      $6,276.6
                                                       ========================

                                  Anthem, Inc.
                      Consolidated Statements of Cash Flows


                                                                               Twelve Months Ended December 31
                                                                            --------------------------------------
($ In Millions)                                                                    2002               2001
                                                                            --------------------------------------

Operating activities

Net income                                                                        $   549.1          $   342.2
Adjustments to reconcile net income to net cash
  provided by operating activities:
      Net realized gains on investments                                               (30.4)             (60.8)
      Gain on sale of subsidiary operations                                            (0.7)             (25.0)
      Depreciation, amortization and accretion                                        157.0              120.5
      Deferred income taxes                                                            63.3               71.4
      Loss on sale of assets                                                            2.2                3.1
      Changes in operating assets and liabilities, net of
        effect of purchases and divestitures:
          Restricted cash and investments                                               4.7                8.1
          Receivables                                                                (107.3)             (28.0)
          Other assets                                                                 (5.5)             (16.7)
          Policy liabilities                                                          228.5              192.7
          Unearned income                                                              47.7               29.7
          Accounts payable and accrued expenses                                        37.0               27.8
          Other liabilities                                                            20.2              (48.8)
          Income taxes                                                                 25.3               38.4
                                                                                  ----------------------------
Cash providd by operating activities                                                  991.1              654.6

Investing activities

Purchases of investments                                                           (5,059.8)          (3,957.3)
Sales or maturities of investments                                                  4,546.2            3,484.6
Purchases of subsidiaries, net of cash acquired                                      (789.6)              (4.1)
Sale of subsidiaries, net of cash sold                                                  0.9               45.0
Proceeds from sale of property and equipment                                           13.7                4.1
Purchases of property and equipment                                                  (123.3)             (70.4)
                                                                                  ----------------------------
Cash used in investing activities                                                  (1,411.9)            (498.1)

Financing activities

Proceeds from long term borrowings                                                    938.5                --
Repurchase and retirement of common stock                                            (256.2)               --
Proceeds from employee stock purchase plan and exercise of stock options               30.9                --
Costs related to the issuance of shares for the Trigon acquisition                     (4.1)               --
Net proceeds from common stock issued in IPO                                            --             1,890.4
Net proceeds from issuance of Equity Security Units                                     --               219.8
Payments to eligible statutory members in the demutualization                           0.2           (2,063.6)
                                                                                  ----------------------------
Cash provided by financing activities                                                 709.3               46.6
                                                                                  ----------------------------

Change in cash and cash equivalents                                                   288.5              203.1
Cash and cash equivalents at beginning of year                                        406.4              203.3
                                                                                  ----------------------------
Cash and cash equivalents at end of year                                          $   694.9          $   406.4
                                                                                  ============================



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